Exhibit 5.1

[BAKER & HOSTETLER LLP LETTERHEAD]

January 25, 2008

TransDigm Group Incorporated

1301 East 9th Street, Suite 3710

Cleveland, Ohio 44114

Gentlemen:

We have acted as counsel to TransDigm Group Incorporated, a corporation organized under the laws of the State of Delaware (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about January 25, 2008, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Stock Option Agreement between the Company and Michael Graff and the Amended and Restated Stock Option Agreement between the Company and Douglas Peacock (collectively, the “Agreements”).

We have examined copies of the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Registration Statement, the Agreements, all relevant resolutions adopted by the Company’s Board of Directors, and such other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares to be issued by the Company under the Agreements, when duly issued, sold and paid for in accordance with the terms of the Agreements, will be legally issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Baker & Hostetler LLP